EXHIBIT 23.2



           CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM





The Board of Directors
Labatt Brewing Company Limited



We consent to the incorporation by reference in the Registration Statement on Form F-4 dated July 9, 2004 of Companhia de Bebidas das Americas - AmBev ("AmBev") and Companhia Brasileira de Bebidas of our report dated February 6, 2004 (except as to note 1 which is as of May 31, 2004) relating to the combined balance sheets of Labatt Canada as at December 31, 2003 and 2002, and the related combined statements of earnings, parent's investment and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the 6-K filed by AmBev on July 6, 2004.



/s/ KPMG LLP



Toronto, Canada
July 9, 2004